First Amendment to Fund Participation Agreement

This First Amendment (the “Amendment”), by and among Lincoln Variable Insurance Products Trust, a Delaware statutory trust (“Trust”), on its behalf and on behalf of its investment series set forth in Exhibit A (each, a “Fund”), Lincoln Financial Investments, a Tennessee corporation (“Adviser”), Lincoln Financial Distributors, Inc., a Connecticut corporation (“Distributor”), and Minnesota Life Insurance Company (“Company”), a life insurance company organized under the laws of the State of Minnesota, is effective as of January 30, 2026 (the “Effective Date”).

WHEREAS, the parties hereto entered into the Fund Participation Agreement (“Agreement”), executed and effective as of April 29, 2024;

WHEREAS, the parties desire to amend the Agreement to permit the Separate Account to invest in additional funds; and

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties, intending to be legally bound, agree as follows:

1.	Exhibit A shall be deleted in its entirety and replaced with Exhibit A attached hereto.

2.	Exhibit B shall be deleted in its entirety and replaced with Exhibit B attached hereto.

3.	Unless otherwise defined in this Amendment, all terms used herein shall have the meanings they were ascribed in the Agreement.

4.	All other terms and conditions of the Agreement remain in effect and are hereby incorporated herein by reference.

5.	This Amendment may be executed in counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its duly authorized representative as of the Effective Date.

Lincoln Variable Insurance Products Trust		Lincoln Financial Investments Corporation

By:	/s/ James Hoffmayer	By:	/s/ James Hoffmayer
Name:	James Hoffmayer	Name:	James Hoffmayer
Title:	VP, Treasurer and CAO	Title:	VP, Treasurer and CAO
Date:	1/7/2026	Date:	1/7/2026

Lincoln Financial Distributors, Inc.		Minnesota Life Insurance Company

By:	/s/ Michael Herron	By:	/s/ Andrea Piepho
Name:	Michael Herron	Name:	Andrea Piepho
Title:	VP Sales Operations	Title:	2nd VP, Life and Annuity Product Development
Date:	1/7/2026	Date:	January 6, 2026

Exhibit A

Funds

Dated as of January 30, 2026

The currently available Funds of the Trust are:

The currently available Funds of the Trust are:

1. LVIP American Century Balanced Fund

2. LVIP American Century Capital Appreciation Fund

3. LVIP American Century Disciplined Core Value Fund

4. LVIP American Century Inflation Protection Fund 5, LVIP American Century International Fund

6. LVIP American Century Large Company Value Fund

7. LVIP American Century Mid Cap Value Fund

8. LVIP American Century Ultra Fund

9. LVIP American Century Value Fund

10. LVIP Macquarie US REIT Fund

11. LVIP SSGA Mid-Cap Index

Exhibit B

Separate Accounts of the Company Registered Under the 1940 Act as Unit Investment Trusts

The following separate accounts are subject to this Agreement:

Minnesota Life Individual Variable Universal Life Account

Minnesota Life Variable Universal Life Account

Minnesota Life Variable Life Account

Variable Annuity Account

Variable Annuity Contracts and Variable Life Insurance Contracts Registered Under the Securities Act of 1933

The following contracts are subject to this Agreement:

All contracts funded by the separate accounts listed above.

Separate Accounts of the Company Excluded From the Definition of an Investment Company as Provided for by Section 3(c)(1) of the 1940 Act

The following separate accounts are subject to this Agreement:

Group Variable Universal Life Account

Variable Universal Life Account II

Variable Annuity Contracts and Variable Life Insurance Contracts Not Registered Under the Securities Act of 1933 in Reliance Upon Section 4(2) of the Act and Regulation D Thereunder

The following contracts are subject to this Agreement:

All contracts funded by the separate accounts listed immediately above.

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